UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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☐    Soliciting Material Pursuant to Section 240.14a-12

SEARS HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEARS HOLDINGS CORPORATION

3333 Beverly Road

Hoffman Estates, Illinois 60179

March 26, 2008

W. BRUCE JOHNSON

Interim Chief Executive Officer and President

Dear Stockholder:

I am pleased to invite you to attend the annual meeting of stockholders of Sears Holdings Corporation (the “Company” or “Sears Holdings”) on Monday, May 5, 2008. The meeting will begin at 9:00 a.m. (Central time) in the Sears Holdings General Session Room, 3333 Beverly Road, Hoffman Estates, Illinois.

The notice of Annual Meeting and proxy statement that follow this letter describe the matters to be voted on during the meeting. Your proxy card and the Company’s 2007 Annual Report on Form 10-K also are enclosed.

Whether or not you plan to attend the meeting in person, please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

If you plan to attend the meeting:

If you are a stockholder of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed proxy card, as you must present this ticket to be admitted to the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding shares in brokerage accounts (“street-name stockholders”) will need to bring a copy of a brokerage statement, proxy or letter from the broker confirming ownership of Sears Holdings shares as of the record date of March 10, 2008. Registration will begin at 8:30 a.m. and seating will begin at 8:45 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Sincerely,

W. Bruce Johnson

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Notice of 2008 Annual Meeting of Stockholders

Date:	May 5, 2008
Time:	9:00 a.m. Central time
Place:	Sears Holdings General Session Room

3333 Beverly Road

Hoffman Estates, Illinois 60179

We invite you to attend the annual meeting of stockholders of Sears Holdings Corporation (“Sears Holdings,” “Company,” “our company,” “we,” “our” or “us”) to:

1.	Elect eight directors;

2.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2008;

3.	Vote on a stockholder proposal set forth in the proxy statement, if it is properly introduced at the meeting; and

4.	Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The record date for determining stockholders entitled to notice of, and to vote at, this annual meeting is March 10, 2008. Only stockholders of record at the close of business on that date can vote at the meeting.

For more information, please read the accompanying proxy statement.

This notice of 2008 annual meeting of stockholders, as well as the accompanying proxy statement and proxy card, are being mailed to our stockholders commencing on or about April 1, 2008.

It is important that your shares are represented at the meeting. Stockholders may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) through the Internet or (4) by completing and mailing the enclosed proxy card in the return envelope provided. Specific instructions for voting by telephone or through the Internet are attached to the proxy card. If you attend and vote at the meeting, your vote at the meeting will replace any earlier vote.

By Order of the Board of Directors

William R. Harker

Senior Vice President, Human Resources, General Counsel and Corporate Secretary

March 26, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2008.

The Company’s proxy statement for the 2008 annual meeting of stockholders and the 2007 Annual Report on Form 10-K for the fiscal year ended February 2, 2008 are available at www.proxyvote.com.

Proxy Statement

This proxy statement and the accompanying proxy card are being mailed to stockholders of Sears Holdings Corporation in connection with the solicitation of proxies by the Board of Directors for the 2008 annual meeting of stockholders being held on May 5, 2008.

QUESTIONS AND ANSWERS

Q:	What is a Proxy?

A:	A proxy is your legal designation of another person (the “Proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are authorizing someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The Proxy is being solicited by our Board of Directors.

Q:	What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the Securities and Exchange Commission (the “SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card.

Q:	What am I voting on at the Annual Meeting?

A:	At the Sears Holdings 2008 Annual Meeting (the “Annual Meeting”), our stockholders are asked to:

•	elect eight directors (see page 5);

•	ratify the appointment of Deloitte & Touche LLP as our independent public accountants for fiscal year 2008 (see page 31);

•	vote on the stockholder proposal described beginning on page 31, if properly introduced at the meeting; and

•	consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

Q:	Who is entitled to vote?

A:	Only holders of our common stock at the close of business on March 10, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There were 132,374,422 shares of common stock outstanding on the Record Date.

Q:	How do I cast my vote?

A:	If you hold your shares directly in your own name, you are a “registered stockholder” and can vote in person at the Annual Meeting or you can complete and submit a Proxy through the Internet, by telephone or by mail. If your shares are registered in the name of a broker or other nominee, you are a “street-name stockholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q:	How do I vote by telephone or through the Internet?

A:	If you are a registered stockholder, you may vote by telephone or through the Internet by following the instructions attached to your proxy card. If you are a street-name stockholder, your broker or other nominee has enclosed or provided a voting instruction card for you to use in directing your broker or nominee how to vote your shares.

Q:	Who will count the vote?

A:	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q:	Can I change my vote after I have voted?

A:	A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered stockholder and wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from the Corporate Secretary at Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary. The last vote received prior to the meeting will be the one counted. If you are a registered stockholder, you may also change your vote by voting in person at the Annual Meeting.

Q:	Can I revoke a Proxy?

A:	Yes, registered stockholders may revoke a properly executed Proxy at any time before it is exercised by submitting a letter addressed to and received by the Corporate Secretary at the address listed in the answer to the previous question. Street-name stockholders cannot revoke their proxies in person at the Annual Meeting because the actual registered stockholders, the brokers or other nominees, will not be present. Street-name stockholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact the broker or nominee directly.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are registered differently in some way and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. Registered stockholders may contact our transfer agent, Computershare Trust Company, N.A., at P.O. Box 43078, Providence, Rhode Island 02940-3078 (1-800-732-7780). Street-name stockholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account in the same social security number and address, including any full and fractional shares you own under one or more of the following plans:

•	the Sears Holdings 401(k) Savings Plan;

•	the Lands’ End, Inc. Retirement Plan;

•	the Sears Puerto Rico Savings Plan;

•	the Kmart Retirement Savings Plan for Puerto Rico Employees; or

•	the 2006 Associate Stock Purchase Plan.

We refer to the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan and the Kmart Retirement Savings Plan for Puerto Rico Employees collectively as the “401(k) Plans.” If you hold shares of Sears Holdings common stock through a 401(k) Plan, your proxy card will instruct the trustee of your plan how to vote the shares allocated to your plan account.

Q:	What happens if I submit a proxy card without giving specific voting instructions?

A:	If you hold your shares as a registered stockholder and you submit your proxy card with an unclear voting designation or with no voting designation at all, the proxies will vote your shares as recommended by the Board of Directors. If you do not vote shares that you hold through the 401(k) Plans (or you submit your proxy card with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way other participants in your 401(k) Plan vote their shares.

Q:	What makes a quorum?

A:	Each outstanding share of our common stock as of the Record Date is entitled to one vote at the Annual Meeting. A majority of the outstanding shares entitled to vote, being present or represented by Proxy at the meeting, constitutes a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. A quorum is necessary to conduct the Annual Meeting.

Q:	How does the voting work?

A:	For each item, voting works as follows:

Item 1: To elect any director, the vote of the holders of a plurality of the shares present or represented by Proxy and entitled to vote on the election of directors is required.

Items 2 and 3: Ratification of the appointment of the independent public accountants and approval of the stockholder proposal require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded and have no effect. Abstentions may be specified on all other proposals (but not on the election of directors). Since the ratification of Deloitte & Touche LLP as our independent public accountants and the stockholder proposal require the approval of a majority of the outstanding shares, abstentions will have the effect of a negative vote.

Q:	Who may attend the Annual Meeting?

A:	Any stockholder as of the Record Date may attend. Seating and parking are limited and admission is on a first-come basis. If you are a registered stockholder and you plan to attend the meeting, please keep the admission ticket attached to the enclosed proxy card, as you must present this ticket to be admitted to the meeting. Each stockholder may be asked to present valid picture identification (for example, a driver’s license or passport). Street-name stockholders will need to bring a copy of a brokerage statement, proxy or letter from the broker or other nominee confirming ownership of Sears Holdings shares as of the Record Date.

Q:	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A:	Yes. Registered stockholders can sign up for electronic delivery at www.proxyvote.com. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing our 2008 Annual Report on Form 10-K and the proxy statement for our 2009 annual meeting. Street-name stockholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees your company incurs in connection with the solicitation of proxies.

Q:	What is “householding”?

A:	Sears Holdings has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more stockholders reside if they appear to be members of the same family, based on the stockholders’ prior express or implied consent. This procedure reduces the printing costs and fees your company incurs in connection with the solicitation of proxies. Stockholders who participate in householding will continue to receive separate proxy cards. If a single copy of the annual report and proxy statement was delivered to an address that you share with another stockholder, at your written or oral request we will promptly deliver a separate copy.

Q:	How do I revoke my consent to the householding program?

A:	If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent by writing to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You may also revoke your consent by contacting Sears Holdings’ householding agent by calling toll free at 1-800-542-1061 and following the voice prompts. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

If you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder, you may contact us to participate in the householding program by writing to Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

CORPORATE GOVERNANCE

Corporate Governance Practices

Our Board of Directors (the “Board”) is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for governance of our company. The Nominating and Corporate Governance Committee reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of all Board committees, our Code of Conduct and our Board of Directors Code of Conduct are available on our website at www.searsholdings.com under the heading “Corporate Governance.”

Among other things, the Corporate Governance Guidelines provide that

•	A majority of the members of the Board must be independent directors to the extent required by the securities laws and the NASDAQ Marketplace Rules.

•	Independent directors are to meet regularly, at least twice a year, in executive session without management present.

•

The Board and its committees have the power to engage at the Company’s expense independent legal, financial or other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s officers in advance.

•	The Board conducts an annual evaluation to assess whether it and its committees are functioning effectively.

Director Independence

Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board has determined that each of the following directors, who together constitute a majority of the members of our Board, is an “independent director” as defined in the NASDAQ Marketplace Rules:

Steven T. Mnuchin

Richard C. Perry

Ann N. Reese

Kevin B. Rollins

Emily Scott

Thomas J. Tisch

In the course of the Board’s independence determination, the Board considered transactions, relationships and arrangements required to be disclosed pursuant to SEC rules. In particular, the Board evaluated for:

•

each of directors Mnuchin, Perry, Reese, Rollins, Scott and Tisch, the annual amount of sales to Sears Holdings by the entity where he or she serves as an executive officer or managing member, and purchases by Sears Holdings from the entity where he or she serves as an executive officer or managing member; and

•

each of directors Mnuchin, Perry, Reese, Rollins, Scott and Tisch, any charitable contributions by Sears Holdings to the charitable organizations where he or she serves as an executive officer, director or trustee.

Based on this evaluation, the Board determined that each of the independent directors has no relationship with the Company, except as described in “Certain Relationships and Transactions” on page 11 of the proxy statement.

The Board has also determined that all members of the Audit Committee meet additional, heightened independence criteria applicable to audit committee members under the NASDAQ Marketplace Rules. The Board of Directors has further determined that Ann N. Reese, the chair of the Audit Committee, and Steven T. Mnuchin are “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

ITEM 1.    ELECTION OF DIRECTORS

Item 1 is the election of eight nominees to our Board of Directors. If elected, all eight nominees will hold office until the next annual meeting or until their successors are elected and qualified. The persons named in the enclosed proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed.

The number of directors constituting the entire Board of Directors is currently fixed at eight. Kevin B. Rollins was elected to our Board of Directors on February 20, 2008. Mr. Rollins was known to, and recommended to the Nominating and Governance Committee by a non-management director. All other candidates have previously been elected by stockholders. The proxies may not vote for the election of more than eight nominees for director at the Annual Meeting.

The Board of Directors expects all nominees to be available for election. If any nominee is not available, the proxies may vote your shares for a substituted nominee if you have submitted your proxy.

All of the current members of our Board of Directors except Richard C. Perry, Emily Scott and Kevin B. Rollins have served as directors since at least the consummation of the merger transaction involving Kmart Holding Corporation (“Kmart”) and Sears, Roebuck and Co. (“Sears”) on March 24, 2005 (the “Merger”). Mr. Perry, Ms. Scott and Mr. Rollins were elected to our Board of Directors on September 26, 2005, May 4, 2007 and February 20, 2008, respectively.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ELECTION

OF THE EIGHT NOMINEES FOR DIRECTOR.

Information regarding the director nominees is set forth below.

William C. Crowley, 50, has served as an Executive Vice President of the Company since March 2005 and as our Chief Administrative Officer since September 2005. He also served as our Chief Financial Officer from March 2005 to September 2006 and as interim Chief Financial Officer from January 2007 to October 2007. Mr. Crowley has served as Chairman of the Board of Sears Canada, Inc. since December 2006 and as a director of Sears Canada since March 2005. Prior to the Merger, Mr. Crowley served as Senior Vice President, Finance of Kmart, and had served as an officer of Kmart since 2003. Mr. Crowley is also the President and Chief Operating Officer of ESL Investments, Inc., a private investment firm, and has served in that capacity since 1999. He is a director of AutoNation, Inc.

Edward S. Lampert, 45, Chairman of our Board of Directors, is the Chairman and Chief Executive Officer of ESL Investments, Inc., which he founded in April 1988.

Steven T. Mnuchin, 45, is Chairman and Co-Chief Executive Officer of Dune Capital Management LP, a private investment firm, and has served in that capacity since September 2004. Previously, Mr. Mnuchin served as CEO of SFM Capital Management LP (an investment adviser) from 2003 to 2004 and as Vice Chairman of ESL Investments, Inc. during 2003. Prior to joining ESL, Mr. Mnuchin spent 17 years at Goldman, Sachs & Co. where he served as Executive Vice President and Chief Information Officer. Mr. Mnuchin is a trustee of the Whitney Museum, the Hirshhorn Museum and Sculpture Garden Board, Riverdale Country School and New York Presbyterian Hospital.

Richard C. Perry, 53, co-founded private investment management firm Perry Capital LLC in 1988. Prior to 1988, Mr. Perry worked in a number of capacities at Goldman, Sachs & Co. He also was an adjunct associate professor at the Stern School of Business at New York University. Mr. Perry also serves on the boards of Endurance Specialty Holdings, Ltd, Capital Business Credit LLC and MedGroup Inversiones S.L. He is a member of the boards of trustees of the Allen Stevenson School, Milton Academy, Facing History and Ourselves, Harlem Children’s Zone and the University of Pennsylvania. Mr. Perry also serves on the Undergraduate Executive Board of the University of Pennsylvania’s Wharton School.

Ann N. Reese, 54, co-founded the Center for Adoption Policy Studies in New York in 2001 and serves as its Executive Director. Prior to co-founding the Center, Ms. Reese served as a Principal with Clayton, Dubilier & Rice, a private equity investment firm, in 1999 and 2000. From 1995 to 1998, she was Executive Vice President and Chief Financial Officer of ITT Corp., a hotel and gaming company. Ms. Reese is a director of Xerox Corporation, Jones Apparel Group, Inc. and Merrill Lynch & Co., Inc.

Kevin B. Rollins, 55, is a senior adviser on global investment strategies in the technology sector to TPG Capital, L.P. (formerly Texas Pacific Group), a private investment firm. He previously served as a member of the Board of Directors and President and Chief Executive Officer of Dell, Inc. through January 2007, after which he served as an advisor to Dell until his retirement in May 2007. Along with his duties as CEO of Dell, Mr. Rollins was a member of the company’s Board of Directors, through January 2007. During his 11 year career with Dell, Mr. Rollins also served as Vice Chairman and as the head of Dell Americas. Prior to his time at Dell, Mr. Rollins worked at Bain & Company, most recently serving as a director and partner. Mr. Rollins also serves on the board of Avaya Inc., a provider of business communications applications, systems and services, and is a member of the President’s Leadership Council and the Marriott School National Advisory Council at Brigham Young University, where he founded and continues to sponsor the Rollins Center for E-Commerce.

Emily Scott, 46, is a founding partner and director of Plum TV, LLC, a television station network operating in select resort markets. Ms. Scott served as a director until December 2006, Chairman of the Board of Directors of J. Crew from 1997 to 2003 and had previously served as Vice Chairman and other roles since the company founding in 1983.

Thomas J. Tisch, 53, has served as the Managing Partner of Four Partners, a private investment firm, since 1992. He is the Chancellor of Brown University and also a trustee of the Manhattan Institute and New York University Medical Center.

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent and their economic interest in the Company through meaningful share ownership, as well as consideration of diversity, age, skills and experience in relation to the needs of the Board. Director nominees will be recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter. The ultimate responsibility for selection of director nominees resides with the Board of Directors.

The Board met 10 times during fiscal 2007 (the fiscal year ended February 2, 2008). A majority of the incumbent directors who served on the Board in 2007 attended 100% of the Board meetings and the meetings of the committees on which they served, and all directors attended at least 75% of such Board meetings and committee meetings held during the period for which he or she was a director. Our Corporate Governance Guidelines provide that directors are expected to attend the Annual Meeting of Stockholders. All nominees who served on our Board of Directors in 2007 attended the 2007 annual meeting.

Committees of the Board of Directors

The Board has standing Audit, Compensation, Finance, and Nominating and Corporate Governance Committees. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent, as defined in the NASDAQ Marketplace Rules.

The table below reflects the current membership of each committee and the number of meetings held by each committee in fiscal 2007.

	Audit		Compensation		Finance		Nominating and Corporate Governance
E. Lampert					X	*
W. Crowley					X
S. Mnuchin	X						X	*
R. Perry					X		X
K. Rollins
A. Reese	X	*	X
E. Scott			X				X
T. Tisch	X		X	*
2007 Meetings	8		7		4		4

*	Committee chair

Each committee operates under a written charter. The charters are available on our corporate website, www.searsholdings.com, under the heading “Corporate Governance.” The principal functions of each Committee are summarized below.

Audit Committee

•	Responsible for compensation and oversight of the work of the independent auditor in connection with the annual audit report

•	Hires, subject to stockholder ratification, the firm of independent auditors to perform the annual audit

•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition

•	Reviews the reports prepared by the independent auditors and management’s responses thereto

•	Pre-approves audit and permitted non-audit services performed by the independent auditors

•	Reviews financial reports, internal controls and risk exposures

•	Reviews management’s plan for establishing and maintaining internal controls

•	Reviews the scope of work performed by the internal audit staff

Compensation Committee

•	Reviews recommendations for and approves, subject to Board approval, the compensation of senior executive officers

•	Reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and recommends to the Board the CEO’s overall compensation level

•	Reviews and approves employment agreements, severance arrangements and change in control arrangements affecting the CEO and other senior executives

•	Reviews compensation discussion and analysis for inclusion in the Company’s proxy statement

Finance Committee

•	Establishes and oversees matters related to capital allocation and expenditure policies and budgets

•	Establishes policies and procedures related to our company’s share repurchase programs

•	Reviews our annual business plan

•	Reviews policies and investments related to retirement plans, including our pension and savings plans

•	Reviews operating performance metrics and investment rates of return

Nominating and Corporate Governance Committee

•	Reports annually to the full Board with an assessment of the Board’s performance

•	Recommends to the full Board the nominees for directors

•	Reviews recommended compensation arrangements for the Board

•	Reviews and reassesses the adequacy of our Corporate Governance Guidelines

Communications with the Board of Directors

You may contact any non-employee director, or the entire Board, at any time. Your communication should be sent to the Sears Holdings Corporation Board of Directors—Non-employee directors, c/o Corporate Secretary, Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179. Additional information regarding our policies on communicating with the Board of Directors can be found in our Corporate Governance Guidelines, located in the Corporate Governance section of our website, www.searsholdings.com.

Communications are distributed to the Board, or any Board member as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as

•	spam and other junk mail;

•	product and service complaints or inquiries;

•	new product suggestions;

•	resumes and other job inquiries;

•	surveys; and

•	business solicitations or advertisements.

Material that is unduly hostile, threatening, illegal or similarly unsuitable will also be excluded. We will make available to any non-employee director any excluded communication, at that director’s request.

Nomination of Director Candidates

Directors may be nominated by the Board of Directors or by stockholders in accordance with our By-Laws. The Nominating and Corporate Governance Committee will, when appropriate, actively seek individuals qualified to become Board members, and solicit input on director candidates from a variety of sources, including current directors. As a matter of course, the Committee will evaluate a candidate’s qualifications and review all proposed nominees for the Board of Directors, including those proposed by stockholders, in accordance with its charter and our Corporate Governance Guidelines. This will include a review of the person’s qualifications and independence, economic interest in the Company through meaningful share ownership, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. While the Committee has the ability to retain a third party to assist in the nomination process, the Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Director nominees recommended by the Nominating and Corporate Governance Committee are expected to be committed to representing the long-term interests of our stockholders. The Committee believes that it is important to align the interests of directors with those of our stockholders, and therefore encourages each director and director nominee to own shares of our common stock in an amount that is meaningful to that individual. Board members should possess a high degree of integrity and have broad knowledge, experience and mature judgment. In addition to a meaningful economic commitment to our company as expressed in share ownership, directors and nominees should have predominately business backgrounds, have experience at policy-making levels in business and/or technology, and bring a diverse set of business experience and perspectives to the Board.

You can nominate a candidate for election to the Board by complying with the nomination procedures in our By-Laws. For an election to be held at an annual meeting of stockholders, nomination by a stockholder must be made by notice in writing delivered to the Corporate Secretary not later than 90 days in advance of such meeting. However, if the annual meeting is not held on or within eight days of the fourth Tuesday in May of a year, and if the Company provides stockholders with less than 100 days notice or public disclosure of the meeting date, the stockholder notice must be given not later than the 10th day following the notice or public disclosure of the meeting date. For an election to be held at a special meeting of stockholders, notice by a stockholder must be given not later than the 10th day following the date on which the Company first provides stockholders with notice or public disclosure of the meeting date.

A stockholder’s notice to the Corporate Secretary must be in writing and be delivered to Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, IL 60179, Attn: Corporate Secretary, and must include:

•	the name and address of the stockholder;

•	the name, age and business address of each nominee proposed in the notice;

•	such other information concerning each nominee as must be disclosed with respect to director nominees in proxy solicitations under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require the Company to include information regarding a proposed nominee in the Company’s proxy solicitation materials.

Amount and Nature of Beneficial Ownership

Security Ownership of Directors and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 2, 2008 by:

•	each of our directors;

•	each named executive officer (as defined under “Summary Compensation Table”); and

•	all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Common Stock(2)		Percent of Class(3)
W. Crowley	—		*
W. Bruce Johnson	30,891		*
E. Lampert	65,639,184	(4)	49.6%
A. Lewis	187,738	(5)	*
M. McGuire	18,679		*
S. Mnuchin	341,600	(6)(7)	*
R. Perry	2,694,952	(8)	2%
A. Reese	10,000		*
J. Reidy	15,964		*
K. Rollins	—		*
E. Scott	—		*
T. Tisch	4,219,101	(9)	3.2%
J. Walden	5,651		*
C. Yulinsky	15,951	(10)	*
Directors & Executive Officers as a group (19 persons)	73,236,546		55.3%

*	Less than 1%

(1)	The address of each beneficial owner is c/o Sears Holdings Corporation, 3333 Beverly Road, Hoffman Estates, Illinois 60179.

(2)	Ownership is as of February 2, 2008 and includes:

•

shares in which the director or executive officer may be deemed to have a beneficial interest (including shares that may be acquired upon exercise of options that are currently exercisable or will become exercisable by April 2, 2008); and

•	for executive officers, shares held as nontransferable restricted shares, which are subject to forfeiture under certain circumstances.

Unless otherwise indicated, the directors and executive officers listed in the table have sole voting and investment power with respect to the common stock listed next to their respective names. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(3)	There were 132,356,535 shares of our common stock outstanding as of February 2, 2008.

(4)	See footnote (c) to the Security Ownership of 5% Beneficial Owners table on page 11.

(5)	Includes 150,000 shares subject to exercisable options.

(6)	Includes 250,000 shares owned by Dune Capital, a private investment fund controlled by Mr. Mnuchin; 75,000 shares owned by WTA Dune Limited, a private managed investment account controlled by Mr. Mnuchin; 8,000 shares owned by the Steven T. Mnuchin 2002 Family Trust; and 600 shares owned by other family trusts and custodial accounts, the beneficial interests of which are owned by members of Mr. Mnuchin’s immediate family. Mr. Mnuchin disclaims beneficial ownership of the shares owned by Dune Capital and WTA Dune Limited, except to the extent of his pecuniary interest therein.

(7)	Does not include (1) 200 common shares held by the Trust fbo Michael Paul Mortara 1992, (2) 200 common shares held by the Trust fbo Matthew Peter Mortara 1992, (3) 14,800 common shares held by the Virginia Mortara 2007 Annuity Trust, and (4) 16,000 common shares held by the Mortara Trust U Article 6th. Mr. Mnuchin acts as trustee for each of these trusts and has no pecuniary interest in the holdings or transactions of such trusts.

(8)	In a Statement of Changes in Beneficial Ownership of Securities on Form 4 filed by Mr. Perry with the SEC on July 3, 2007, Mr. Perry disclosed ownership of these shares as follows: (1) 1,815,928 shares by Perry Partners International, Inc., the investment manager of which is Perry Corp., of which Mr. Perry is the President and sole shareholder; and (2) 879,024 shares by Perry Partners, L.P., the managing general partner of which is Perry Corp. Mr. Perry may be deemed to have voting and dispositive power with respect to all such shares. Mr. Perry disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein, if any.

(9)	Includes 3,139,799 shares owned by Andrew H. Tisch, Daniel R. Tisch and James S. Tisch, brothers of Thomas J. Tisch, or by trusts of which they are the managing trustees and beneficiaries, in respect of which Thomas J. Tisch has sole voting power. Thomas J. Tisch disclaims beneficial ownership of these shares.

(10)	Includes 17 shares credited to Mr. Yulinksy’s 401(k) Plan account.

Security Ownership of 5% Beneficial Owners

The following table sets forth information with respect to beneficial ownership of our common stock by persons known by us to beneficially own 5% or more of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Class
ESL Investments, Inc. and related entities, as a group(b) 200 Greenwich Ave. Greenwich, CT 06830	65,639,184	(c)	49.6	%(d)

Legg Mason Capital Management, Inc (e). 100 Light Street Baltimore, MD 21202	12,666,276	(f)	9.6	%(d)

(a)	Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(b)	The group consists of ESL Investments, Inc., a Delaware corporation (“ESL”); Edward S. Lampert; RBS Investment Management, L.L.C., a Delaware limited liability company (“RBSIM”); ESL Institutional Partners, L.P., a Delaware limited partnership (“Institutional”); CRK Partners, LLC, a Delaware limited liability company (“CRK LLC”); RBS Partners, L.P., a Delaware limited partnership (“RBS”); ESL Partners, L.P., a Delaware limited partnership (“Partners”); ESL Investment Management, L.P., a Delaware limited partnership (“Investment Management”); and ESL Investors L.L.C., a Delaware limited liability company (“Investors”). Mr. Lampert is the sole shareholder, chief executive officer and director of ESL and the managing member of Investment Management. ESL is the general partner of RBS, the sole member of CRK LLC and the manager of RBSIM. RBS is the general partner of Partners and the managing member of Investors. RBSIM is the general partner of Institutional.

(c)	The aggregate amount of our common stock owned by ESL entities includes: 51,683,321 shares held by Partners; 9,967,404 shares held by Investors; 747 shares held CRK LLC; 3,633,474 shares held by RBS.; 338,239 shares held by Institutional; and 15,999 held by Investment Management.

(d)	There were 132,356,535 shares of our common stock outstanding as of February 2, 2008. The “Percent of Class” for each of the ESL Investments, Inc. and Legg Mason Capital Management, Inc. groups was calculated by using the disclosed number of beneficially owned shares as the numerator, respectively, and the number of the Company’s outstanding common shares as of February 2, 2008 as the denominator.

(e)	Beneficial ownership is based on the latest Schedule 13G filed by Legg Mason Capital Management, Inc. reporting its ownership as of December 31, 2007.

(f)	Legg Mason Capital Management, Inc. disclosed shared voting power and shared dispositive power as to 12,666,276 shares.

Certain Relationships and Transactions

Our Board has delegated authority to direct investment of our surplus cash to Edward S. Lampert, subject to various limitations that have been or may be from time to time adopted by the Board of Directors and/or the Finance Committee of the Board of Directors. Mr. Lampert is Chairman of our Board of Directors and our Finance Committee and is the Chairman and Chief Executive Officer of ESL Investments, Inc. (together with its affiliated funds, “ESL”). Neither

Mr. Lampert nor ESL will receive compensation for any such investment activities undertaken on our behalf. ESL beneficially owned 49.6% of our outstanding common stock as of February 2, 2008.

Further, to clarify the expectations that the Board of Directors has with respect to the investment of our surplus cash, the Board has renounced, in accordance with Delaware law, any interest or expectancy of the Company associated with any investment opportunities in securities that may come to the attention of Mr. Lampert or any employee, officer, director or advisor to ESL and its affiliated investment entities who also serves as an officer or director of the Company (each, a “Covered Party”) other than (a) investment opportunities that come to such Covered Party’s attention directly and exclusively in such Covered Party’s capacity as a director, officer or employee of the Company, (b) control investments in companies in the mass merchandising, retailing, commercial appliance distribution, product protection agreements, residential and commercial product installation and repair services and automotive repair and maintenance industries and (c) investment opportunities in companies or assets with a significant role in our company’s retailing business, including investment in real estate currently leased by us or in suppliers for which we are a substantial customer representing over 10% of such companies’ revenues, but excluding investments of ESL that were existing as of May 23, 2005.

We are subleasing approximately 2,916 square feet of office space from ESL in Greenwich, Connecticut. We pay a fixed monthly rent, which constituted our proportionate share of the rent paid by ESL to the landlord of the premises at the time that the sublease was executed. We also pay our proportionate share of the cost of utilities (except that we pay only for telephone lines directly serving the subleased premises), real estate taxes, insurance and common area maintenance charges. In fiscal 2007, we paid ESL $203,523 in rent for the subleased premises.

Our company employs certain employees of ESL. William C. Crowley is a director and our Executive Vice President, Chief Administrative Officer, while continuing his role as President and Chief Operating Officer of ESL. Our Senior Vice President of Real Estate is also employed by ESL.

Perry Capital LLC is an investment management firm controlled by Perry Corp., which is in turn controlled by Richard C. Perry, one of our directors. On May 3, 2005, investment affiliates of Perry Capital LLC, through Capital Factors LLC, acquired the business and assets of Capital Factors, Inc. Capital Factors LLC (now known as Capital Business Credit LLC), acquired the business and assets of Capital Factors, Inc. Capital Business Credit LLC and its predecessor (collectively, “Capital Business”) provide factoring services to companies in various industries, including those that sell into the retail industry. From time to time, Capital Business has factored receivables (payables of the Company) for certain of our vendors, who sell the receivables to Capital Business on a nonrecourse basis for collection by Capital Business. As a result of Capital Business having provided factoring services to vendors of Sears and Kmart Corporation, amounts were paid to Capital Business by Sears and Kmart Corporation in respect of payables of those companies aggregating approximately $20 million in 2005, $30 million in 2006 and $41 million in 2007. We expect that Capital Business will continue to factor receivables for certain of the Company’s vendors. We believe that Capital Business handles more than $4.3 billion in annual factoring volume.

From time to time, our pension funds may invest in investment funds for which Perry Corp. or its affiliates act as investment adviser.

Review and Approval of Transactions with Related Persons

The Company’s Audit Committee charter requires that the Audit Committee review and approve all related party transactions required to be disclosed pursuant to SEC rules. In doing so, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The Company also has also a Contract Approvals Policy which applies to all of the Company’s employees and officers. The Contract Approvals Policy requires Audit Committee approval for entry into or exit from any related party transaction.

The related party transactions described in this proxy statement have been approved or ratified by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation, Discussion and Analysis

Executive Compensation Philosophy and Objectives

Sears Holdings believes that the long-term success of the Company is directly related to our ability to attract, motivate and retain highly talented executive officers who are committed to our company’s vision, mission and values. These values include focusing on the customer, building and aligning teams and knowing how to make money, and we believe that these values support a culture of accountability and cross-functional collaboration.

The Compensation Committee has developed a compensation philosophy for executive officers that is pay-for performance. Total annual compensation paid to the executive officers identified in the Summary Compensation Table (the “named executive officers”) depends on company financial performance, the level of job responsibility and individual performance. The total compensation package provided to the named executive officers includes both annual and long-term incentive programs designed to motivate and encourage employees to drive performance and achieve superior results for our company and our company’s stockholders. The Compensation Committee also believes that compensation should reflect the value of the job in the marketplace.

Competitive Pay Practices

Our experience demonstrates that in order to attract qualified external candidates and retain valuable executive officers, we must offer executive compensation packages that are competitive with the packages offered by companies with which Sears Holdings competes for talent. In making compensation recommendations for the named executive officers we performed market research by reviewing pay practices of companies, typically with assets of $25 billion and greater or revenues of $16 billion or greater, with a focus, where possible, on retail-specific organizations. We do not benchmark against a set list of competitors or a peer group. We believe that our competitive pay analyses provide a reference point in validating proposed or recommended compensation, thereby assuring that we are offering competitive pay packages to the named executive officers.

Executive Compensation Program: Key Elements

The key elements of our compensation program for the named executive officers include base salary and incentive opportunities. Incentive opportunities include annual and long-term performance-based programs designed to drive long-term decision making while also incentivizing correct short-term decision making. In addition, time-based equity awards (i.e., equity that vests with the passage of time) are made to provide additional motivation and encourage retention.

We believe that the compensation of our most senior executive officers, who have the greatest ability to influence our financial performance, should be predominantly performance-based. When making individual compensation decisions for our named executive officers, the Compensation Committee takes many factors into account, including the individual’s performance, tenure and experience; the performance of the Company overall; any retention concerns; the impact and importance of the position within our company; the individual’s expected future contributions to our company; the individual’s historical compensation; and internal pay equity (meaning the relative pay differences for different positions within our company). There is not a pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, the Compensation Committee takes a holistic approach to executive compensation and balances the compensation elements for each named executive officer individually.

Our Executive Vice President and Chief Administrative Officer, William C. Crowley is also employed by ESL Investments, Inc. (together with its affiliated funds, “ESL”), our largest stockholder. Mr. Crowley receives a base salary, but he does not receive annual, long-term or equity compensation from the Company because he also performs services for ESL that are separate and unrelated to the work he does for Sears Holdings. For additional information regarding the relationship between our company and ESL, please see the section entitled “Certain Relationships and Transactions” included on page 11 of this proxy statement.

Base Salary

Base salary is the fixed element of each named executive officer’s cash compensation. We set base salaries to reflect a named executive officer’s performance, experience and tenure; the individual’s expected future contributions to our company; the requirements and responsibilities of the position; the impact and importance of the position within our organization; internal pay equity; and competitive pay research. The timing and amount of base salary increases depend on the named executive officer’s past performance, promotion or other change in responsibilities, expected future contributions to our company and current market competitiveness.

Mr. Johnson was the only named executive officer to receive an increase in base salary in fiscal 2007. Mr. Johnson received a 3.4% salary increase due to his individual performance in fiscal 2006 and in recognition of the impact that Mr. Johnson has on key areas of our business. The Compensation Committee determined at that time that the base salaries of the other named executive officers were appropriate.

Annual Incentive Compensation

Our annual incentive program is a pay-for-performance program providing for annual cash awards to eligible employees based on achievement of financial performance goals relating to a specific fiscal year. The purpose of our annual incentive program is to motivate and reward eligible employees for their contributions to Sears Holdings’ financial performance by making their cash incentive award variable and dependent upon Sears Holdings’ annual financial performance.

The Compensation Committee sets target awards under our annual incentive programs as a percentage of base salary based primarily upon an evaluation of the importance and impact of the position within our organization. The Compensation Committee also considers the executive officer’s performance, experience and tenure; the executive officer’s expected future contributions to our company; and internal pay equity. Annual incentive program target payout percentages for the named executive officers are reviewed and may be revised as determined advisable by the Compensation Committee’s evaluation of a named executive officer’s individual performance.

2007 Annual Incentive Plan (“AIP”)

The AIP is a cash-based program that is intended to reward associates including our named executive officers for their contributions to the achievement of certain EBITDA (earnings before interest, taxes, depreciation and amortization) goals for fiscal 2007. AIP EBITDA is defined as total earnings of our company, other than Sears Canada Inc., for the performance period, determined before interest, taxes, depreciation and amortization and excluding:

•	litigation or claims judgments or settlements;

•	the effect of purchase accounting and changes in accounting methods;

•	gains, losses and costs associated with store closings and certain acquisitions and divestitures;

•	integration costs that are Merger-related; and

•	restructuring activities.

The Company believes that EBITDA is a key metric of operational performance, as it provides a clearer picture of operating results and cash flows by eliminating expenses that are not reflective of underlying business performance.

The EBITDA goals for the AIP are based upon the expectation of EBITDA growth. The performance parameters were as follows:

	Threshold for Payment	Target	Maximum
Performance Results	90% of EBITDA Goal	100% of EBITDA Goal	125% of EBITDA Goal
AIP Award	60% of Target Payout	100% of Target Payout	150% of Target Payout

Excluding Messrs. Lewis and Crowley, the named executive officers’ target payout percentages under the AIP ranged from 75% to 90%, depending upon the importance and impact of the position within our organization and each named executive officer’s performance, tenure and experience. Mr. Lewis’s target payout percentage was set at 100% under his employment agreement. Mr. Crowley did not participate in the AIP.

Consistent with our pay-for-performance philosophy, the Company’s performance in fiscal 2007 resulted in no payments to our named executive officers under the AIP because the threshold performance level was not achieved.

Long-Term Performance-Based Compensation

Our long-term incentive programs are designed to motivate our executive officers to focus on long-term company performance through cash or common stock awards based on three-year or longer performance periods and reinforce accountability by linking executive compensation to aggressive performance goals. Sears Holdings believes that these plans are an important instrument in aligning the goals of the named executive officers with our company’s strategic direction and initiatives, which our company believes will result in increased stockholder return. We also believe that our long-term incentive programs are a valuable tool in attracting and retaining key executive officers.

The Compensation Committee sets target awards under our long-term incentive programs as a percentage of base salary based primarily upon an evaluation of the importance and impact of the position within our organization. The Compensation Committee also considers the executive officer’s performance, experience and tenure; the executive officer’s expected future contributions to our company; and internal pay equity.

Beginning in 2005, long-term performance awards have been granted every year to our named executive officers and others. The Summary Compensation Table and Grants of Plan-Based Awards tables on pages 20 and 23 of this proxy statement contain information regarding the long-term performance-based compensation opportunities for fiscal 2007. These opportunities consist of a potential cash payment under the Sears Holdings Corporation 2005 Senior Executive Long-Term Incentive Program (the “2005 Senior Executive LTIP”) for the recently completed 2005 through 2007 performance period and a grant of performance-based restricted stock under the 2007 Executive Long Term Incentive Program (the “2007 Executive LTIP”) awarded to our named executive officers in March 2007. Certain named executive officers also are participating in the 2006 Long-Term Incentive Program (the “2006 LTIP”), a performance-based cash program dependent upon the achievement of company financial goals during our 2006 through 2008 fiscal years. Any payment under the 2006 LTIP will vest in fiscal 2008 and has no impact on long-term performance-based compensation for the named executive officers in fiscal 2007.

2005 Senior Executive LTIP

The 2005 Senior Executive LTIP was established for named executive officers and others with the following objectives: rewarding achievement of LTIP EBITDA goals established for the 2005 through 2007 fiscal years; and providing minimum and maximum payment amounts dependent on the achievement of threshold and maximum LTIP EBITDA goals. The named executive officers that participated in the 2005 Senior Executive LTIP were W. Bruce Johnson, Maureen McGuire and Corwin Yulinsky. LTIP EBITDA is defined under the program as total earnings of our company and its predecessors, other than Sears Canada Inc. for the performance period, determined before interest, taxes, depreciation and amortization and excluding:

•	the effect of purchase accounting and changes in accounting methods;

•	gains, losses and costs associated with store closings and certain acquisitions and divestitures;

•	integration costs that are disclosed as Merger-related; and

•	bankruptcy-related matters of Kmart Corporation.

The reason we use EBITDA as the performance measure is described under “Annual Incentive Plan” above.

Consistent with our pay-for-performance philosophy, the Company’s performance during our 2005 through 2007 fiscal years resulted in no payments to the participating named executive officers under the 2005 Senior Executive LTIP because the threshold performance level was not achieved.

2007 Executive LTIP

The 2007 Executive LTIP contains the following elements.

•

Performance-based restricted stock. The Company issued performance-based restricted stock awards, which we believe better aligns the interests of our named executive officers and stockholders and allows our named executive officers to benefit further based on increases in the stock price.

•

EBITDA Performance Target. The 2007 Executive LTIP features an aggressive, annual EBITDA performance target that the Company believes creates focus and alignment around a financial goal. The plan provides that 100% target vesting will occur if 100% of the EBITDA performance target is achieved by 2009, 50% of target vesting will occur if 100% of the EBITDA performance target is achieved by 2010 and no vesting will occur if the EBITDA performance target is not achieved. Additionally, there is no increase in the number of shares that vest if actual EBITDA performance exceeds the performance target. LTIP EBITDA is defined under this program in the same manner as described under “2005 Senior Executive LTIP” above, except that litigation or claim judgments or settlements and investment income and losses may also be excluded in calculating LTIP EBITDA under the 2007 Senior Executive LTIP. The reason why we use EBITDA as a performance measure is described under “Annual Incentive Plan” above.

•

Target award amounts. The Company intended the target awards to reward the named executive officers for achieving the aggressive performance target. The target award amount under this program for Ms. McGuire and Messrs. Reidy and Yulinsky is 300% of base salary. Mr. Johnson’s target award amount is 467% in recognition of his impact and importance within our organization.

If the target is achieved during fiscal 2007, 2008 or 2009, the number of shares released during fiscal 2009 will be the entire award amount reflected in the table on page 23 of this proxy statement. If the performance target is achieved in fiscal 2010, the number of shares released will be half of the original award amount reflected in the table on page 23 of the proxy statement. If the performance target is not achieved by 2010, no portion of the target award will be received.

Performance-based restricted stock will be forfeited if the executive leaves the Company prior to the initial payment date in fiscal 2010. An executive whose employment with us ends after the initial payment date may receive shares in certain cases.

Our ability to achieve the 2007 Executive LTIP performance target is dependent upon a number of factors. Given our recent operating performance and the current retail market conditions, there is substantial uncertainty with respect to achieving the 2007 Executive LTIP performance target in any year in the performance period. If the present conditions persist, vesting of the performance-based restricted stock awarded under the 2007 Executive LTIP is not likely to occur.

Time-Based Equity Compensation

Time-based equity (i.e., equity that vests with the passage of time) compensation assists Sears Holdings to:

•	Attract and retain top executive talent;

•	Motivate executive officers to improve stockholder return;

•	Increase levels of executive equity ownership; and

•	Link executive and company long-term financial interests of our company, including the growth in value of our company’s equity and enhancement of long-term stockholder return.

Time-based equity compensation is intended to complement the three major compensation elements: base salary, annual incentive awards and long-term incentive awards.

Time-based equity compensation at Sears Holdings is currently awarded in the form of restricted stock. Our practice is to determine the dollar amount of equity compensation and then grant a number of shares of restricted stock having a fair market value equal to that dollar amount on the date of grant. We determine the fair market value based upon the closing price of our stock on the grant date. Individual grant amounts are based on factors such as relative job scope, expected future contributions to our company and internal pay equity.

When our Compensation Committee grants restricted stock awards, such awards typically vest in full in three years. For new hires, our Compensation Committee has, on a limited basis, granted restricted stock that vests in one-third increments on the first, second and third anniversaries of the grant date. Unless otherwise noted in an executive officer’s employment agreement, in order for a restricted stock award to vest, the recipient must be employed by Sears Holdings on the vesting date of the award.

The Company does not grant restricted stock on a regular basis to our named executive officers. In fiscal 2007, Messrs. Walden and Reidy received restricted stock grants in order to induce them to join the Company and to offset equity compensation forfeited from their prior employers.

The Company does not have a stock option plan, as currently stock options are not a key pay component for Sears Holdings.

Discretionary Bonuses

We pay sign-on bonuses where necessary or appropriate to attract top executive talent from other companies. Executives we recruit often have a significant amount of unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on bonuses are an effective means of offsetting compensation opportunities executives may lose when they leave a former company to join our company. Mr. Reidy was awarded a sign-on bonus of $250,000 payable within 30 days after his relocation to the greater Chicago area. Mr. Reidy did not relocate to the greater Chicago area during fiscal 2007.

CEO Compensation

Under the terms of his employment agreement, our former chief executive officer, Aylwin Lewis, received a base salary and participated in the annual incentive plan, with a target bonus of 100% of base salary. The restricted stock grants and stock option grants awarded to Mr. Lewis under his employment agreement were intended to provide long-term compensation; therefore, he did not participate in the Company’s long-term incentive programs or receive equity compensation. Mr. Lewis’s last day with the Company was February 2, 2008, and the details regarding the severance payments provided to him under his employment agreement with the Company are described in “Payments Pursuant to Individual Agreements” on page 29 of this proxy statement.

Effective February 3, 2008, the first day of fiscal 2008, W. Bruce Johnson was appointed our interim Chief Executive Officer and President. Commensurate with his new responsibilities, Mr. Johnson received an increase in annual base salary to $900,000, with an annual target incentive opportunity of 100% of annual base salary. Mr. Johnson also received a restricted stock award under the Company’s 2006 Stock Plan valued at $1,000,000 on February 3, 2008, which will vest in two equal installments on January 31, 2009 and January 30, 2010.

Severance Benefits

Each of our named executive officers (other than William Crowley and Aylwin Lewis as discussed below) has entered into a severance agreement with the Company. Our company provides severance to the named executive officers as a component of a competitive compensation package and as compensation for the non-competition clause in our severance agreements. Additionally, we believe that severance payments provide individuals a window of time to locate a new position in the marketplace. Under the agreement, severance is provided for termination without cause (as defined in the agreement) or if the executive officer’s employment is terminated for “good reason” (as defined in the agreement). Named executive officers (other than William Crowley and Aylwin Lewis as discussed below) will receive the following, depending on the form of agreement:

•	Severance equal to one year of annual base salary, subject to mitigation for salary or wages earned from another employer, including self-employment; or

•	Severance equal to one year of annual base salary and target bonus, subject to mitigation.

If a named executive officer becomes entitled to benefits under the severance agreement, the named executive officer will receive other company benefits such as continued participation in Sears Holdings medical and dental plans during the salary continuation period. The forms of executive severance agreements do not have specific change-in-control provisions that would impact the payment of severance benefits to the executive officers.

Long-term incentive awards are only payable in the event of a termination of employment if certain conditions are met, as provided under the applicable long-term incentive program. Please see “Long-Term Performance-Based Compensation” on page 15 for additional information.

In the event of a named executive officer’s death, disability, retirement or involuntary termination, at the discretion of the Compensation Committee, such officer’s restricted stock awards may be accelerated. In all other cases, any unvested restricted stock award under the 2006 Stock Plan will be forfeited upon termination of employment.

Mr. Crowley is not a party to a severance agreement with the Company and therefore is not eligible to receive severance payments. The severance payments to Mr. Lewis are governed by his employment agreement and described in “Payments Pursuant to Individual Agreements” on page 29 of this proxy statement.

Retirement Plans

We provide 401(k) savings plans to allow participants to contribute towards retirement on a pre-tax (including catch-up contributions) and after-tax basis. We allow pre-tax contributions of up to 50% of eligible compensation or the limit determined by the Internal Revenue Service. After an associate reaches one year of service, we will match 100% of the pre-tax contributions on up to 3% of compensation plus 50% of pre-tax contributions on up to the next 2% of compensation. This match is made on a quarterly basis to eligible participants. We believe that our 401(k) savings plans provide the opportunity for named executive officers to address their retirement savings needs, especially given the mobile nature of today’s workforce. Our 401(k) savings plans allow for the participant’s portability of plan assets and offers greater control of savings to participants, with numerous investment choices from which participants can select.

Perquisites and Other Benefits

Sears Holdings provides the named executive officers with limited perquisites and other personal benefits that the Compensation Committee deems reasonable and consistent with our overall compensation program. Certain named executive officers receive relocation benefits, commuter benefits and tax reimbursement for the use of air and ground transportation. Sears Holdings Company-owned aircraft are also used in regularly scheduled shuttle routes between our company’s Hoffman Estates Support Center and our offices in the New York area.

The Company’s former Chief Executive Officer, Mr. Lewis, was allowed to have his family members accompany him on corporate aircraft and ground transportation when he visited stores or otherwise traveled for Company business given his travel schedule, particularly on weekends. Under the SEC rules, including Mr. Lewis’s family on business trips is considered to be a perquisite, even if there is no incremental cost to the Company. Additionally, Mr. Lewis used the corporate aircraft for personal travel on one occasion in fiscal 2007. The Company compensated Mr. Lewis for the costs of such travel including any incremental income taxes payable. Mr. Lewis also used Company-provided ground transportation for personal use without tax reimbursement.

Role of Executive Officers in Compensation Decisions

Generally, our Senior Vice President of Human Resources develops an offer, including a proposed compensation package for executive officers, with input and review from the Chief Administrative Officer and Chief Executive Officer. Upon agreement between the Company and the candidate, the proposed compensation package is presented to the Compensation Committee for review and final approval. The Chief Executive Officer generally plays an advisory role to the Compensation Committee during this process.

The Chief Executive Officer and, in selected cases, Chairman play an active role in determining executive officers’ total compensation. This includes recommendations for annual compensation reviews. The Chief Executive Officer, Chairman and the Senior Vice President of Human Resources present recommendations to the Compensation Committee regarding an executive officer’s total compensation for final approval.

Compensation Committee Role in Executive Compensation Decisions

The Compensation Committee of the Board of Directors of Sears Holdings is appointed by the Board to fulfill the Board’s responsibilities relating to compensation of our Chief Executive Officer and our executive officers. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans, our policies and programs as they affect the Chief Executive Officer and the executive officers. The Compensation Committee is an independent committee of the Board and shall consist of no fewer than two members.

The Compensation Committee has the sole authority to retain or terminate any compensation consultant to be used to assist in the evaluation of Chief Executive Officer or executive officer compensation and has the sole authority to approve the consultant’s fees and the terms and conditions of the consultant’s retention. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Compensation Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and recommends to the Board the Chief Executive Officer’s overall compensation levels based on this evaluation. In evaluating the incentive components of Chief Executive Officer’s compensation, the Compensation Committee considers the Company performance and relative stockholder return, and the awards given to the Chief Executive Officer in past years.

The Compensation Committee regularly reviews and approves the following as they affect the named executive officers:

•	Annual base salaries and annual incentive opportunities.

•	All other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities.

•	Employment agreements and severance arrangements.

The Compensation Committee also receives periodic reports on our compensation programs as they affect all associates. Finally, the Compensation Committee reviews and approves any special or supplemental compensation and benefits for the Chief Executive Officer and the executive officers and persons who formerly served as the Chief Executive Officer and/or as executive officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

Certain Tax Consequences

In setting an executive officers compensation package, the Compensation Committee considers the requirements of Internal Revenue Code Section 162(m) (“Section 162(m)”), which provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based and paid under a program that meets certain other legal requirements. Neither base salary nor restricted stock that vests based solely on continued service qualify as performance-based compensation under Section 162(m). Although a significant portion of each executive officer’s compensation will satisfy the requirements for deductibility under Section 162(m), the Compensation Committee retains the ability to evaluate the performance of our executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

Compensation Committee Interlocks and Insider Participation

None of the members of the Board’s Compensation Committee was, during fiscal 2007, an officer or employee of the Company. Information about transactions between the Company and its directors is set forth under “Certain Relationships and Transactions” above.

During fiscal 2007, Ms. Reese, Ms. Scott and Mr. Tisch served on our Compensation Committee.

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each person who served as our Chief Executive Officer or Chief Financial Officer during fiscal 2007, to our three other most highly compensated executive officers for fiscal 2007 who were executive officers at the end of the fiscal year and to our former Executive Vice President and Chief Customer Officer (collectively, the “named executive officers”). The amounts shown for 2006 reflect the inclusion of an additional week of compensation in the year ended February 3, 2007 (comprised of 53 weeks) as compared to fiscal 2007 (comprised of 52 weeks).

Name and Principal Position	Year	Salary (a)	Stock Awards (b)	Option Awards (c)	Non-Equity Incentive Plan Compensation	All Other Compensation (d)	Total
W. Bruce Johnson	2007	$745,224	$822,858	—	—	$9,000	$1,577,082
Exec. Vice President Supply Chain & Operations	2006	$732,660	$265,380	—	$1,824,781	$374,870	$3,197,691

J. Miles Reidy	2007	$202,308	$161,208	—	—	$70,406	$433,920
Exec. Vice President and Chief Financial Officer—SHC

Maureen A. McGuire	2007	$547,885	$696,267	—	—	$75,743	$1,319,895
Exec. Vice President and Chief Marketing Officer	2006	$555,994	$691,291	—	$366,713	$52,932	$1,666,930

Corwin Yulinsky	2007	$597,692	$580,933	—	—	$9,000	$1,187,625
Exec, Vice President, Customer Strategy and Insight

William C. Crowley	2007	$498,077	—	—	—	—	$498,077
Exec. Vice President and Chief Administrative Officer*	2006	$505,449	—	—	—	—	$505,449

Aylwin B. Lewis	2007	$996,154	$2,852,936	$2,721,357	—	$2,318,235	$8,888,682
Former Chief Executive Officer and President**	2006	$1,010,898	$1,352,944	$1,381,020	$889,000	$197,487	$4,831,349

John C. Walden	2007	$715,584	$916,616	—	—	$1,480,806	$3,113,006
Former Exec. Vice President and Chief Customer Officer***

*	Mr. Crowley ceased serving as the Company’s Chief Financial Officer on October 1, 2007.

**	Mr. Lewis ceased serving as our Chief Executive Officer and President effective February 2, 2008.

***	Mr. Walden ceased serving as our Executive Vice President and Chief Customer Officer effective January 16, 2008.

(a)	The amounts in this column are actual amounts earned in the fiscal year stated. The amounts shown have been adjusted for the number of days in the fiscal year and are not the same as the annual rate for each executive.

(b)	The amounts in this column reflect the values recognized for financial reporting purposes in accordance with FAS 123(R) in the applicable fiscal year for the named executive officers as described below and thus may include amounts granted in and prior to the applicable fiscal year. A discussion of the assumptions used in calculating these values may be found in Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

Restricted stock is common stock that cannot be sold or otherwise transferred by the named executive officer until such restrictions lapse.

Due to an administrative error, the FAS 123(R) value for Mr. Lewis’s restricted stock award was incorrectly reported as $1,333,333 for 2006 in last year’s proxy statement.

On May 1, 2006, Mr. Johnson received a restricted stock grant in the amount of $500,000 under the Company’s 2006 Stock Plan. The number of restricted shares granted, 3,496, was determined by dividing the grant amount, $500,000 by $142.98, the market closing price of our common stock on May 1, 2006 and rounding down to the nearest share. These shares will vest in full on May 1, 2009, provided that Mr. Johnson remains employed by the Company. On March 3, 2007, Mr. Johnson received a performance-based restricted stock grant in the amount of $3,500,000 under the Company’s 2007 Executive Long-Term Incentive Program (“2007 Executive LTIP”). The number of shares of performance-based restricted stock granted, 19,667, was determined by dividing the grant amount, $3,500,000 by $177.96, the market closing price of our common stock on March 3, 2007. The restricted stock award vests upon the achievement of an EBITDA performance goal. If the performance goal is not attained, the shares will be forfeited.

On November 1, 2007, Mr. Reidy received a restricted stock grant under the 2006 Stock Plan in the amount of $750,000. The number of restricted shares granted, 5,701, was determined by dividing the grant amount, $750,000, by $ 131.54, the market closing price of the Sears Holdings common stock on November 1, 2007. These shares will vest in full on November 1, 2010, provided that Mr. Reidy remains employed by the Company. On November 1, 2007, Mr. Reidy received a performance-based restricted stock grant in the amount of $1,350,000 under the 2007 Executive LTIP. The number of shares of performance-based restricted stock granted, 10,263, was determined by dividing the grant amount, $1,350,000 by $131.54, the market closing price of our common stock on November 1, 2007. The restricted stock award vests upon the achievement of an EBITDA performance goal. If the performance goal is not attained, the shares will be forfeited.

On April 12, 2006, Ms. McGuire received a restricted stock grant under the 2006 Stock Plan in the amount of $1,000,000. The number of restricted shares granted, 8,316, was determined by dividing the grant amount, $1,000,000 by $120.25, the market closing price of Sears Holdings common shares on her hire date, October 31, 2005. Of these restricted shares, 2,772 shares vested on October 31, 2006 and 2,772 shares vested on October 31, 2007. The remaining restricted shares will vest on October 31, 2008, provided that Ms. McGuire remains employed by the Company. On May 1, 2006, Ms. McGuire received a restricted stock grant in the amount of $300,000 under the Company’s 2006 Stock Plan. The number of restricted shares granted, 2,098, was determined by dividing the grant amount of $300,000 by $142.98, the market closing price of our common stock on May 1, 2006 and rounding down to the nearest share. These shares will vest in full on May 1, 2009, provided that Ms. McGuire remains employed by the Company. On March 3, 2007, Ms. McGuire received a performance-based restricted stock grant in the amount of $1,650,000 under the 2007 Executive LTIP. The number of shares of performance-based restricted stock granted, 9,271, was determined by dividing the grant amount, $1,650,000 by $177.96, the market closing price of our common stock on March 3, 2007. The restricted stock award vests upon the achievement of an EBITDA performance goal. If the performance goal is not attained, the shares will be forfeited.

On April 12, 2006, Mr. Yulinsky received a restricted stock grant under the 2006 Stock Plan in the amount of $500,000. The number of restricted shares granted, 4,158, was determined by dividing the grant amount, $500,000 by $120.25, the market closing price of Sears Holdings common shares on his hire date, October 31, 2005. Of these restricted shares, 1,386 shares vested on October 31, 2006, and 1,386 shares vested on October 31, 2007. The remaining restricted shares will vest on October 31, 2008, provided that Mr. Yulinsky remains employed by the Company. On May 1, 2006, Mr. Yulinsky received a restricted stock grant in the amount of $300,000 under the Company’s 2006 Stock Plan. The number of restricted shares granted, 2,098, was determined by dividing the grant amount of $300,000 by $142.98, the market closing price of our common stock on May 1, 2006 and rounding down to the nearest share. These shares will vest in full on May 1, 2009, provided that Mr. Yulinsky remains employed by the Company. On March 3, 2007, Mr. Yulinsky received a performance-based restricted stock grant in the amount of $1,800,000 under the 2007 Executive LTIP. The number of shares of performance-based restricted stock granted, 10,114, was determined by dividing the grant amount, $1,800,000, by $177.96, the market closing price of our common stock on March 3, 2007. The restricted stock award vests upon the achievement of an EBITDA performance goal. If the performance goal is not attained, the shares will be forfeited.

On October 18, 2004, Mr. Lewis was granted 50,781 Kmart restricted shares in accordance with his employment agreement. Upon effectiveness of the Merger, these restricted shares converted into an equal number of Sears Holdings restricted shares. 11,285 shares vested on each of January 28, 2006, February 3, 2007, and February 2, 2008 upon satisfaction of a specified performance condition. According to the terms of Mr. Lewis’s employment agreement, the remaining 16,926 shares, scheduled to vest on the last day of fiscal 2008, also vested on February 2, 2008.

Immediately prior to the completion of the Merger, Mr. Lewis was granted 8,011 Kmart restricted shares. Upon effectiveness of the Merger, these restricted shares converted into an equal number of Sears Holdings restricted shares. Of these restricted shares, 2,670 shares vested on January 28, 2006, 2,670 shares vested on February 3, 2007 and 2,671 shares vested on February 2, 2008, upon satisfaction of a specified performance condition.

On February 1, 2007, Mr. Walden received a restricted stock grant under the 2006 Stock Plan in the amount of $6,000,000. The number of restricted shares granted, 33,906, was determined by dividing the grant amount, $6,000,000, by $176.95, the market closing price of Sears Holdings common shares on February 1, 2007. Of these restricted shares, 5,651 shares vested on February 1, 2008 under the terms of Mr. Walden’s offer letter. Mr. Walden forfeited the remaining restricted shares upon ceasing employment with the Company effective January 16, 2008. Mr. Walden also received 13,486 shares of performance-based restricted stock under the 2007 Executive LTIP, all of which he forfeited upon departing the Company.

(c)	The amounts in this column reflect the values recognized for financial reporting purposes in accordance with FAS 123(R) in the applicable fiscal year for the named executive officers as described below and thus may include amounts granted in and prior to the applicable fiscal year. A discussion of the assumptions used in calculating these values may be found in Note 12 to the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

On October 18, 2004, Mr. Lewis was granted options to purchase 150,000 shares of Sears Holdings common stock. Options to purchase 112,500 shares vested in three equal installments on the last day of the Company’s 2005, 2006 and 2007 fiscal years, and options to purchase 37,500 shares vested on February 2, 2008, Mr. Lewis’s termination date. All of Mr. Lewis’s stock options must be exercised by February 2, 2010. As of the end of fiscal 2007, options to purchase 150,000 shares of common stock were exercisable, and Mr. Lewis had not exercised any of the awarded options.

(d)	For Mr. Johnson, this amount represents $9,000 in matching contributions under the Sears Holdings 401(k) Savings Plan.

For Mr. Reidy, this amount includes (1) temporary living and other relocation-related expenses in the aggregate of $66,125, including $21,125 in related tax gross up payments and (2) $4,280 attributable to the aggregate incremental cost (i.e., the cost to the Company of providing the personal flight) of Mr. Reidy’s commuter travel on the Company aircraft.

For Ms. McGuire, this amount includes (1) $9,000 in matching contributions under the Sears Holdings 401(k) Savings Plan; (2) commuter transportation, lodging and expense payments in the amount of $48,387, including $15,862 in related tax gross up payments; (3) $10,182 attributable to Ms. McGuire’s commuter travel on the Company aircraft; and (4) payments of $8,173 in tax gross up payments associated with Company-provided air transportation. Ms. McGuire commutes to Hoffman Estates on the scheduled shuttle routes between our company’s Hoffman Estates support center and its offices in the New York area. We have determined that there is no aggregate incremental cost associated with Ms. McGuire’s use of the corporate aircraft when she is on a regularly scheduled shuttle flight with other executive officers traveling on business. On two flights there were no other executive officers traveling on business, and we included the cost attributable to Ms. McGuire based on the aggregate incremental cost of the flights.

For Mr. Yulinsky, this amount represents $9,000 in matching contributions under the Sears Holdings 401(k) Savings Plan.

For Mr. Lewis the amount includes (1) $2,145,518 in salary continuation payments to be paid through March 24, 2010; (2) $9,978 in after-tax payments that will be provided for medical and dental plan benefits following the expiration of the COBRA benefit period; (2) $8,586 in health and welfare benefits; (3) $3,154 attributable to the aggregate incremental cost of Mr. Lewis’s personal travel on the Company aircraft; (4) $20,838 attributable to Company-provided ground transportation for travel to and from the Hoffman Estates support center; (5) payments of $2,132 in tax gross up payments associated with Company-provided air transportation; and (6) payments in the aggregate of $128,028 in connection with the purchase of Mr. Lewis’s new home in the greater Chicago area, including $28,506 in related tax gross up payments. Mr. Lewis was allowed to have his family members accompany him on corporate aircraft and ground transportation when he visited stores or otherwise traveled for company business, given his travel schedule, particularly on weekends. Although income is imputed to Mr. Lewis for these situations under tax regulations, we have determined that there was no aggregate incremental cost associated with including Mr. Lewis’s family on business trips in fiscal 2007. Mr. Lewis used the corporate aircraft for personal travel on one occasion in fiscal 2007.

For Mr. Walden the amount includes (1) $1,425,000 in salary continuation and target bonus payments; (2) $7,332 attributable to Company-provided medical plans during Mr. Walden’s severance period; (3) a payment of $15,000 for outplacement services; and (3) payments in the aggregate of $33,474 in connection with relocation expenses, including $13,014 in related tax gross up payments.

The aggregate incremental cost of our executive officers’ personal use of corporate aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance, on-board catering, airport fees and crew expenses. The total annual variable costs are divided by the annual number of miles that Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

The aggregate incremental cost to the Company of our executive officers’ personal use of Company-provided automobiles is calculated based on the estimated lease charges for such vehicles and expenditures for maintenance, repair, fuel and administration.

Grants of Plan-Based Awards

The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis beginning on page 13 of this proxy statement and include the 2007 Annual Incentive Plan (“2007 AIP”), the 2007 Executive Long-Term Incentive Program (“2007 Executive LTIP”) and the 2006 Stock Plan.

Name	Plan	Grant Date for Equity-Based Awards	Compensation Committee Action Date for Equity- Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards (c)
				Threshold	Target	Maximum	Target (Shares)
W. Bruce Johnson	2007 AIP	—	—	$404,073	$673,454	$1,010,181	—	—	—
	2007 Executive LTIP	March 5, 2007	Feb. 21, 2007	—	—	—	19,667	—	$3,499,939

J. Miles Reidy	2007 AIP			$92,718	$154,530	$231,795	—	—	—
	2007 Executive LTIP	Nov. 1, 2007	Sept. 11, 2007	—	—	—	10,263	—	$1,349,995
	2006 Stock Plan	Nov. 1, 2007	Sept. 11, 2007	—	—	—		5,701	$749,910

Maureen A. McGuire	2007 AIP	—	—	$247,500	$412,500	$618,750	9,271	—	—
	2007 Executive LTIP	March 5, 2007	Feb. 21, 2007	—	—	—	—	—	$1,649,867

Corwin Yulinsky	2007 AIP	—	—	$270,000	$450,000	$675,000	—	—	—
	2007 Executive LTIP	March 5, 2007	Feb. 21, 2007	—	—	—	10,114	—	$1,799,887

William C. Crowley	2007 AIP	—	—	—	—	—	—	—	—
	2007 Executive LTIP	—	—	—	—	—	—	—	—

Aylwin B. Lewis	2007 AIP	—	—	$600,000	1,000,000	1,500,000	—	—	—
	2007 Executive LTIP	—	—	—	—	—	—	—	—

John C. Walden*	2007 AIP			405,000	675,000	1,012,500	—	—	—
	2007 Executive LTIP	March 5, 2007	Feb. 21, 2007	—	—	—	13,486	—	$2,399,969

*	Mr. Walden ceased serving as our Executive Vice President and Chief Customer Officer effective January 16, 2008, and in accordance with the 2007 AIP and the 2007 Executive LTIP forfeited all incentive awards.

(a)	The amounts in these columns include the threshold, target and maximum amounts for each named executive officer under the 2007 AIP. The 2007 AIP payments are based on adjusted EBITDA goals for the Company and columns reflect payouts at the threshold of 60% of the award, payouts at the target of 100% of the award and payouts at the maximum of 150% of the award. Because we did not achieve the threshold target for performance specified in the 2007 AIP, no amounts were earned under the 2007 AIP for fiscal 2007.

(b)	The number of restricted shares includes the target amount for each named executive officer under the 2007 Executive LTIP. There is no threshold or maximum payment under this plan. The 2007 LTIP payment amount is based on an adjusted EBITDA goal for the Company, and the target column reflects the number of shares that will be paid out if the financial goal is achieved before the end of fiscal year 2009. If the adjusted EBITDA goal is achieved before the end of fiscal year 2010, one half of the shares reflected in the target column will pay out.

(c)	This column reflects the full grant date fair value of restricted stock granted to certain named executive officers. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule.

For Messrs. Walden, Johnson and Yulinsky and Ms. McGuire, the fair value of the restricted stock awards under the 2007 Executive LTIP was calculated using the closing price of our common stock on the grant date, which was $177.96.

For Mr. Reidy, the fair value of the restricted stock awards under the 2007 Executive LTIP and under the 2006 Stock Plan was calculated using the closing price of our common stock on the grant date, which was $131.54.

Outstanding Equity Awards at 2007 Fiscal Year End

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held the Company’s named executive officers on February 2, 2008.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (b)
W. Bruce Johnson	—	—	—	3,496	$378,652	19,667	$2,130,133
J. Miles Reidy	—	—	—	5,701	$617,475	10,263	$1,111,586
Maureen A. McGuire	—	—	—	4,870	$527,470	9,271	$1,004,142
Corwin Yulinsky		—	—	3,484	$377,352	10,114	$1,095,447
William C. Crowley	—	—	—	—	—	—	—
Aylwin B. Lewis	150,000	$88.62	2/2/2010	—	—	—	—
John Walden	—	—	—	—	—	—	—

(a)	For Mr. Lewis, the amount includes the number of shares underlying stock options that became exercisable in fiscal 2007 as discussed in the Summary Compensation Table footnote (c).

(b)	The amounts in these columns reflect the fair market value of outstanding restricted stock awards for the named executive officers using the closing market price of $108.31 on February 1, 2008, the last trading day of our common stock in fiscal 2007.

Option Exercises and Stock Vested

The following table shows the number of shares acquired upon vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax. None of our named executive officers exercised any stock options during fiscal 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (a)
W. Bruce Johnson	5,703	$1,017,928
J. Miles Reidy	—	—
Maureen McGuire	2,772	$373,638
Corwin Yulinsky	1,386	$186,819
William C. Crowley	—	—
Aylwin B. Lewis	30,882	$3,368,300
John Walden	5,651	$612,060

(a)	For Mr. Johnson, the amount represents shares that vested on February 4, 2007. Because the vesting date was a Sunday, the closing market price was calculated using the average of the high and low prices on the trading days immediately before and after the vesting date, which was $178.49.

For Ms. McGuire and Mr. Yulinsky, the amount represents shares that vested on October 31, 2007. The closing price of our common stock on October 31, 2007 was $134.79. See footnote (b) to the Summary Compensation Table for additional information regarding Ms. McGuire’s and Mr. Yulinsky’s restricted stock grants.

For Mr. Lewis, the amount represents shares that vested on February 2, 2008. Because the vesting date was a Saturday, the closing market price was calculated using the average of the high and low prices on the trading days before and after the vesting date, which was $109.07. See footnote (b) to the Summary Compensation Table for additional information regarding Mr. Lewis’s restricted stock grants.

For Mr. Walden, the amount represents shares that vested on February 1, 2008. The closing price of our common stock on February 1, 2008 was $108.31. See footnote (b) to the Summary Compensation Table for additional information regarding Mr. Walden’s restricted stock grants.

Potential Payments Upon Termination of Employment

The amount of compensation paid to each of the named executive officers of the Company in the event of termination of such executive’s employment is discussed below, and potential payouts are detailed in the tables. The amounts shown assume that such termination was effective as of February 2, 2008, the last day of fiscal 2007. Therefore, the tables include amounts earned through such time and are estimates of the amounts which would be paid out to each named executive officer upon his or her termination, subject to mitigation. The actual amounts paid to the executives can only be determined at the time of such executive’s separation from the Company.

Mr. Crowley is not a party to a severance agreement with our company and therefore is not eligible to receive severance payments. The payments that Messrs. Lewis and Walden received upon termination of employment are described below.

Payments Pursuant to Severance Agreements

As described in the Compensation, Discussion and Analysis beginning on page 13, the Company provides severance benefits to Ms. McGuire and Messrs. Johnson, Reidy and Yulinsky pursuant to severance agreements that the Company entered into with each of such executive officers. The amounts shown in the table for termination for “good reason” or termination without “cause” are based on the following agreement provisions.

•

A termination by the executive officer is for good reason if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual salary and target bonus from those in effect as of the date of the severance agreement; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) the failure of a successor company to assume or fulfill the obligations under the severance agreement. Mr. Johnson’s severance agreement also provides that a termination is for good reason if it results from a change in reporting relationship such that the named executive officer reports to anyone other than the Chief Executive Officer, the Chairman of the Board or the Board of Directors.

•

A termination by an executive officer is without cause if the executive officer is involuntarily terminated on account of job elimination rather than poor performance or without “cause.” Cause means (1) a material breach by the executive officer, other than due to mental or physical disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and such breach is not remedied by the executive officer; (2) the commission by the executive officer of a felony involving moral turpitude; or (3) dishonesty or willful misconduct in connection with the executive officer’s employment.

Severance Benefits upon termination for “good cause” or termination without “cause”

•	Base salary at the rate in effect immediately prior to the date of termination for one year in the form of salary continuation.

•

Depending on the agreement, target bonus for the year in which the termination occurred; if the target bonus has not been set for the year in which the date of termination has occurred, the executive officer’s target bonus for the year immediately preceding the year in which the date of termination has occurred.

•	Continuation of medical and dental plans the executive officer was eligible to participate in prior to the end of employment.

The forms of severance agreements do not provide for payments to the eligible named executive officers upon death, disability or retirement. Assuming that a termination was effective as of February 2, 2008, the eligible named executive officers would have been eligible to receive payments under the Company’s annual and long-term incentive programs upon death, disability or retirement, as provided below.

An eligible named executive officer will not be entitled to a severance payment under the severance agreements in the event of termination with cause or voluntary termination.

Payments Pursuant to Incentive Compensation Programs

As described in the Compensation, Discussion and Analysis beginning on page 13, our company provides annual and long-term incentive awards to our named executive officers. Mr. Crowley does not participate in our annual and long-term incentive programs. In addition, Mr. Reidy did not receive awards under the 2005 Senior Executive LTIP or the 2006 LTIP.

Ms. McGuire and Mr. Johnson may be entitled to payment of a target bonus pursuant to the severance agreements. In the event of the termination of Ms. McGuire or Messrs. Johnson or Yulinsky, pro-rated payments may be made upon certain termination events under the 2005 Senior Executive Long-Term Incentive Program (“2005 Senior Executive LTIP”) and 2006 Long-Term Incentive Program (“2006 LTIP”). The performance-based restricted stock awarded under the 2007 Executive LTIP will be forfeited if the executive leaves the Company prior to the initial payment date in fiscal 2010.

Payments Made Upon Termination Without Cause

In the event of a termination by the Company without cause (as such term is defined above) on the last day of fiscal 2007:

•

Depending on the agreement as described above under “Payments Pursuant to Severance Agreements,” the named executive officers would have received a target bonus for the year in which the termination occurred.

•

Mr. Johnson, Mr. Yulinsky and Ms. McGuire would not have received any pro-rated payments under the 2005 Senior Executive LTIP and the 2006 LTIP because the financial criteria for payment under these plans were not met.

Payments Made Upon Disability or Retirement

In the event a disability or retirement occurred on the last day of fiscal 2007:

•

Messrs. Johnson, Reidy and Yulinsky and Ms. McGuire would not have been entitled to any payment under the 2007 Annual Incentive Plan (“AIP”) because the threshold performance level under the AIP was not achieved.

•

Mr. Johnson, Mr. Yulinsky and Ms. McGuire would not have received any pro-rated payments under the 2005 Senior Executive LTIP and the 2006 LTIP because the financial criteria for payment under these plans were not met.

Payments Made Upon Death

In the event that a death occurred on the last day of fiscal 2007:

•

The estates of each of Messrs. Johnson, Reidy and Yulinsky and Ms. McGuire would not have been entitled to any payment under the AIP because the threshold performance level under the AIP was not achieved.

•	The estates of each of Mr. Johnson, Mr. Yulinsky and Ms. McGuire would have received 2005 Senior Executive LTIP and 2006 LTIP payments pro-rated through date of death.

Other Termination Events

If Mr. Johnson or Ms. McGuire voluntarily terminates employment with the Company or is terminated by the Company for cause, he or she will not receive payment of a target bonus under the severance agreements. Additionally, if Mr. Johnson, Mr. Yulinsky or Ms. McGuire is terminated for good reason or with cause, or voluntarily terminates employment, he or she will not receive any payments under the 2005 Senior Executive LTIP and the 2006 LTIP.

Time-Based Equity Compensation

Any unvested restricted stock awarded to Messrs. Johnson, Reidy and Yulinsky and Ms. McGuire will be forfeited upon termination of employment with the Company.

The table below summarizes the potential payouts to Messrs. Johnson, Reidy and Yulinsky, and Ms. McGuire for the termination events described above assuming such termination occurred on February 2, 2008, the last day of fiscal 2007:

W. Bruce Johnson	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	LTIP Payment (c)	Total
Termination for Good Reason	$750,000	$7,332	$675,000	—	$1,432,332
Termination without Cause	$750,000	$7,332	$675,000	—	$1,432,332
Termination with Cause	—	—	—	—	—
Voluntary Termination	—	—	—	—	—
Termination due to Disability	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—
Termination due to Death	—	—	—	$4,430,000	$4,430,000

J. Miles Reidy	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	LTIP Payment (c)	Total
Termination for Good Reason	$600,000	$7,332	—	—	$607,332
Termination without Cause	$600,000	$7,332	—	—	$607,332
Termination with Cause	—	—	—	—	—
Voluntary Termination	—	—	—	—	—
Termination due to Disability	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—
Termination due to Death	—	—	—	—	—

Maureen A. McGuire	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	LTIP Payment (c)	Total
Termination for Good Reason	$550,000	$2,604	$412,500	—	$965,104
Termination without Cause	$550,000	$2,604	$412,500	—	$965,104
Termination with Cause	—	—	—	—	—
Voluntary Termination	—	—	—	—	—
Termination due to Disability	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—
Termination due to Death	—	—	—	$2,883,333	$2,883,333

Corwin Yulinsky	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	LTIP Payment (c)	Total
Termination for Good Reason	$600,000	$7,332	—	—	$607,332
Termination without Cause	$600,000	$7,332	—	—	$607,332
Termination with Cause	—	—	—	—	—
Voluntary Termination	—	—	—	—	—
Termination due to Disability	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—
Termination due to Death	—	—	—	$2,641,667	$2,641,667

(a)	For Messrs. Johnson, Reidy and Yulinsky and Ms. McGuire, the amount includes the continuation of medical and dental benefits for one year.

(b)	For Mr. Johnson and Ms. McGuire, this amount includes the target bonus for the year in which the termination occurred.

(c)	This amount includes potential payouts under the 2005 Senior Executive LTIP and the 2006 LTIP for Mr. Johnson, Ms. McGuire and Mr. Yulinsky. The amount is the prorated target amount the executive officer would receive upon termination.

John C. Walden

Effective January 16, 2008, Mr. Walden ceased serving as our Executive Vice President and Chief Customer Officer. In accordance with the terms of his severance agreement, Mr. Walden will receive (1) his annual base salary of $750,000 through January 16, 2009, (2) a target bonus in the amount of $675,000, payable over a twelve month period and (3) continued enrollment in the Company’s benefit plans through January 16, 2009. Under the terms of Mr. Walden’s offer letter, one equity award installment (which consisted of 5,651 shares of restricted stock) vested on February 1, 2008. Mr. Walden forfeited all other restricted stock granted under the 2006 Stock Plan and the 2007 Executive LTIP.

Payments Pursuant to Individual Agreements

Aylwin B. Lewis Employment Agreement

Effective February 2, 2008, Mr. Lewis ceased serving as our Chief Executive Officer and President. Pursuant to the Amended and Restated Employment Agreement, dated March 24, 2005, between Mr. Lewis and the Company, Mr. Lewis will receive his annual base salary of $1,000,000 through March 24, 2010 and continued benefits in accordance with applicable health and welfare plans. He also received accelerated vesting of his remaining unvested equity award (which consisted of (a) an option to purchase 37,500 shares of stock at an exercise price of $88.62 per share, and (b) 16,926 shares of restricted stock).

Compensation of Directors

The following table shows information concerning the compensation paid in 2007 to directors who served on the Board during 2007, except for the directors who also are named executive officers, whose compensation for service as a director is fully reflected in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash	Total
E. Lampert, Chairman	—	—
S. Mnuchin	$40,000	$40,000
R. Perry	$40,000	$40,000
A. Reese	$50,000	$50,000
E. Scott	$40,000	$40,000
T. Tisch	$40,000	$40,000

Sears Holdings provides its non-employee directors an annual cash retainer in the amount of $40,000 for serving as directors of the Company, except that Ms. Reese receives an additional $10,000 retainer for service as chair of the Audit Committee. The Chairman of the Board, Mr. Lampert does not receive an annual retainer. There are currently no equity or retirement programs in place for the directors.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management of the Company. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 2, 2008 and in this proxy statement.

Compensation Committee

Thomas J. Tisch, Chair

Ann N. Reese

Emily Scott

Independent Auditor Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte & Touche LLP (including Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (the “Deloitte Group”)) for each of the past two fiscal years:

	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$6,257,000	$5,608,000
Audit-Related Fees(2)	1,379,000	1,353,000
Tax Fees(3)	1,060,000	918,000
All Other Fees	0	0

Total	$8,696,000	$7,879,000

(1)	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and internal control over financial reporting and review of the quarterly financial statements, and audit services in connection with statutory or regulatory filings, accounting consultations, consents and other SEC matters.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In 2007 and 2006, this category consisted primarily of services related to subsidiary audits and employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled $601,000 and $512,000 in 2007 and 2006, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advice services totaled $459,000 and $416,000 in 2007 and 2006, respectively.

The Audit Committee must pre-approve all engagements of our independent auditor as required by its charter and the rules of the SEC. Prior to the beginning of each fiscal year, the Audit Committee approves an annual estimate of fees for engagements, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. In addition, the Audit Committee will evaluate known potential engagements of the independent auditor, including the scope of the proposed work to be performed and the proposed fees, and approve or reject each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit Committee Chair the authority to evaluate and approve engagements on behalf of the Audit Committee in the event a need arises for pre-approval between Committee meetings and in the event the engagement for services was within the annual estimate but not specifically approved. If the Chair so approves any such engagements, she will report that approval to the full Committee at the next Committee meeting.

All of the audit, audit-related and tax services provided by the Deloitte Group were pre-approved in accordance with the Audit Committee’s policies and procedures.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the Company’s financial statements, which will be provided to our stockholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the NASDAQ Marketplace Rules. The Audit Committee Charter complies with the NASDAQ Marketplace Rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent auditor’s report. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the independent auditors including their audit report.

The Audit Committee discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. Disclosures were received from the independent auditors regarding their independence as required by Independence Standards Board Statement No. 1 and these disclosures, as well as the independent auditors’ independence, were discussed with them. The Audit Committee reviewed and discussed the audited financial statements of Sears Holdings Corporation for the fiscal year ended February 2, 2008 with management and the independent auditors. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of Sears Holdings Corporation be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 2, 2008.

Audit Committee

Ann N. Reese, Chair

Steven T. Mnuchin

Tom Tisch

ITEM 2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Item 2 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as independent public accountants to audit the financial statements of the Company for fiscal year 2008. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2008.

ITEM 3.    STOCKHOLDER PROPOSAL

The International Brotherhood of Electrical Workers Pension Benefit Fund, 900 Seventh Street, N.W., Washington, D.C. 20001, which has represented to us that it owns 1,853 shares of our common stock, has submitted the following proposal.

RESOLVED: That the shareholders request the Board of Directors of Sears Holdings Corporation to adopt a policy establishing an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

This proposal requests the Board of Directors of Sears Holdings Corporation take the following steps if a proposal, submitted by a shareholder for a vote pursuant to Rule 14a-8 of the Securities and Exchange Commission, receives a majority of the votes cast:

•

Within four months after the annual meeting, an independent board committee should schedule a meeting (which may be held telephonically) with the proponent of the proposal, to obtain any additional information to provide to the Board of Directors for its reconsideration of the proposal. The meeting with the proponent should be coordinated with the timing of a regularly scheduled board meeting.

•

Following the meeting with the proponent, the independent board committee should present the proposal with the committee’s recommendation, and information relevant to the proposal, to the full Board of Directors, for action consistent with the company’s charter and by-laws, which should necessarily include a consideration of the interest of the shareholders.

In adopting such a policy, the board would have the authority to abolish the committee under the following circumstances: (1) the board takes the action requested in the proposal; or (2) the proposal’s proponent notifies the board that organization does not object to the abolition of the committee.

SUPPORTING STATEMENT

The purpose of this proposal is to create a mechanism by which shareholders can communicate with their representatives, the Board of Directors. In our opinion, the various reforms enacted by the U.S. Congress, the U.S. Securities and Exchange Commission, and stock exchanges in the wake of the Enron/WorldCom/Tyco wave of scandals have certainly been a step in the right direction to restore public trust and confidence in the capital markets, but they have not adequately addressed shareholder rights and the accountability of directors of corporate boards to the shareholders who elect them.

We are concerned, in particular, that boards of directors are still able to ignore shareholder proposals on important corporate governance reforms even if those proposals are supported by clear majorities of shareholder votes cast at annual meetings.

Therefore, we are submitting this proposal requesting that the Company adopt a formal policy establishing an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

We urge stockholders to vote FOR this proposal.

THE COMPANY’S STATEMENT IN OPPOSITION:

The Company currently has a wide array of methods of communication available to stockholders, thus making the proposed engagement process unnecessary. The Company already has appropriate procedures in place which provide stockholders a way to communicate directly with non-employee directors. See “Communications with the Board of Directors” on page 8 of this proxy statement. If adopted, this stockholder proposal would impose an unnecessary burden on the Company’s independent directors, who already attend numerous Board meetings per year in addition to committee meetings. Stockholders also have an opportunity to communicate directly with members of the Board of Directors at the Company’s annual meeting of stockholders. All directors are expected to attend the annual meeting in person.

The Board has the duty to act in a manner it believes to be in the best interests of the Company and its stockholders. Because of this duty, the Board must take into account many factors when deciding whether to take the action specified in any stockholder proposal. The Board will make such a decision based not merely on the voting results of the proposal but also will consider what is in the best interests of the Company and its stockholders in light of all relevant facts and circumstances. A stockholder proposal supported by a majority of the votes cast at a meeting may represent only a minority of the voting power of the Company due to abstentions and shares not voted at such meeting. Requiring an independent Board committee to meet with the proponent of such a proposal could be used by one or more stockholders to promote particular issues or agendas that are not representative of the interests of the stockholders at large.

Furthermore, a meeting with an independent Board committee and the proponent of a proposal supported by a majority of the votes cast at a meeting has the practical effect of making the proponent a representative of all the stockholders who have voted in favor of the particular proposal. Stockholders who vote in favor of a proposal may have very different reasons for doing so. Allowing only one stockholder to speak on behalf of those who voted would have the effect of communicating and emphasizing to the Board only one set of reasons for a particular proposal.

The Board believes that the current process for evaluating stockholder communications is sufficient and serves the interests of the Company and its stockholders better than the engagement process described in the stockholder proposal. The Company plans to continue its commitment to open stockholder communications and to the careful consideration of every stockholder proposal that receives majority support.

ACCORDINGLY, THE BOARD RECOMMENDS A VOTE “AGAINST” ITEM 3.

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

2009 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals

If you want to include a stockholder proposal in the proxy statement for our 2009 Annual Meeting, it must be delivered to the Company not later than November 27, 2008. However, if the date of our 2009 Annual Meeting changes by more than 30 days from the date of our 2008 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2009 Annual Meeting.

If you want to submit a stockholder proposal for our 2009 Annual Meeting, but you do not require that the proposal be included in the Company’s proxy materials, you must notify the Company of such proposal on or prior to the date that is 90 days before the 2009 Annual Meeting. However, if the 2009 Annual Meeting is not held on or within eight days of May 26, 2009, and if we provide you with less than 100 days notice or public disclosure of the 2009 Annual Meeting date, your notice must not be received later than the 10th day following the date on which we give notice or public disclosure of the meeting date.

All stockholder proposals must be delivered to the Company at the following address: Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the beneficial holders of more than 10% of our common stock to file reports of ownership and changes in ownership with respect to our common stock with the SEC and to furnish copies of these reports to us. Based on a review of these reports and written representations from our directors and executive officers that no other reports were required, all Section 16(a) filing requirements were met during fiscal 2007.

Solicitation of Proxies

We will pay the cost to solicit proxies. Directors and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or through the Internet.

IMPORTANT

The interest and cooperation of all stockholders in the affairs of Sears Holdings Corporation are considered to be of the greatest importance by your management. Even though you expect to attend the Annual Meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or through the Internet.

PROXY VOTING INSTRUCTION CARD
P.O. BOX 8648 EDISON, NJ 08818-8648

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Sears Holdings Corporation that you are entitled to vote and gives voting instructions for any common shares held on your behalf in the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan, the Kmart Retirement Savings Plan for Puerto Rico Employees and the Sears Holdings Corporation Associate Stock Purchase Plan brokerage account.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Sears Holdings Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by phone or via the Internet,
you do not need to mail in your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SEARH1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

SEARS HOLDINGS CORPORATION
The Board of Directors recommends a vote FOR
proposals 1 and 2.
Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ______________________________
1. The nominees for election to the Board of Directors are:
01. William C. Crowley	06. Kevin B. Rollins	☐	☐	☐
02. Edward S. Lampert	07. Emily Scott
03. Steven T. Mnuchin	08. Thomas J. Tisch
04. Richard C. Perry
05. Ann N. Reese

	For	Against	Abstain	The Board of Directors recommends a vote AGAINST proposal 3	For	Against	Abstain

2. Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2008	☐	☐	☐	3. Stockholder proposal regarding majority vote shareholder committee	☐	☐	☐

	Yes	No			Yes	No

Please indicate if you plan to attend this meeting.	☐	☐		Please indicate if you would like to keep your vote confidential under the current policy	☐	☐

NOTE: Please sign exactly as your name or names appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

You should present this admission ticket in order to gain admittance to the 2008 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

DIRECTIONS TO SEARS HOLDINGS CORPORATION

Directions from Midway Airport:

Take I-290, Eisenhower Expressway, West. This will turn into Rt. 53 North, approximately 25 miles out of the Loop. Follow Rt. 53 North and exit on I-90 West, Northwest Tollway. Stay on I-90 West to the exit at Beverly Road and proceed North (right). You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from the Loop or O’Hare Airport:

Take I-90/94 West and stay on I-90, Northwest Tollway, West, towards Rockford. Exit at Beverly Road and proceed North (right). You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from West to Route 59:

Take I-90, Northwest Tollway, East to Rt. 59 (first exit after Rt. 25). Exit at Rt. 59 and proceed North. At Higgins Road (Rt. 72) turn left. Proceed West on Higgins Road to Beverly Road. At Beverly Road turn left and proceed South. You will see the Sears Entrance on the left. Turn left into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

P R O X Y

Sears Holdings Corporation

This Proxy is Solicited on Behalf of the Board of Directors

of Sears Holdings Corporation

The undersigned, revoking any proxy previously given, hereby appoint(s) William R. Harker, William K. Phelan and J. Miles Reidy, all of whom are officers of Sears Holdings Corporation, and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders of Sears Holdings Corporation, and at any adjournment or postponement of the meeting, and authorizes each proxy to vote at his discretion on any other matter that may properly come before the meeting, or at any adjournment or postponement of the meeting.

This card also provides voting instructions for any common shares held on the undersigned’s behalf in the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan, the Kmart Retirement Savings Plan for Puerto Rico Employees, and the Sears Holdings Corporation Associate Stock Purchase Plan brokerage account.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors and FOR proposal 2 and AGAINST proposal 3, except for any shares the undersigned holds in the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan, and the Kmart Retirement Savings Plan for Puerto Rico Employees which will be voted according to the rules of those plans, and his or her Sears Holdings Corporation Associate Stock Purchase Plan brokerage account, which will not be voted.

SEE REVERSE SIDE